EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-289848 and No. 333-289338), Form S-3 (No. 333-279065), Form S-3 ASR (No. 333-287708 and No. 333-287985), and Form S-1 (No. 333-286964) of our report dated March 14, 2025 included in this Annual Report on Form 10-K of Sharplink, Inc. and Subsidiaries, formerly known as SharpLink Gaming, Inc., (the “Company”), relating to the consolidated balance sheet of the Company as of December 31, 2024 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/Cherry Bekaert LLP
Cherry Bekaert LLP

Raleigh, North Carolina

March 6, 2026